TOLINS & LOWENFELS
                           A PROFESSIONAL CORPORATION
                                747 THIRD AVENUE
                              NEW YORK, N.Y. 10017


Telephone number                                     e-mail address
(212) 421 1965                                       firm@tolinslowenfels.com
                                                     ------------------------

Telecopier number
(212) 888-7706

                                                     March 7, 2005
Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

                                      Re:   Chefs International, Inc. ("CHEFS")
                                            Schedule 13E-3 (File No. 005-2011)
                                            Schedule 14A (File No. 001-08513)

Ladies and Gentlemen:

     o Amendment No. 3 to the Rule 13e-3 Transaction Statement marked to show changes from Amendment No. 2.

     o Statement of Chefs and each filing person acknowledging responsibility for the adequacy and accuracy of the disclosure as it pertains to such person or entity.

PROXY STATEMENT

     o    Schedule 14A Amended Information Cover Sheet

     o Amended (and marked) Letter to Stockholders, Notice and Proxy Statement (Amendment No. 2).

     The following information is furnished in response to the staff's March 1. 2005 letter of comments.

     SCHEDULE 13E-3

     GENERAL

     #1 The law firm of Lombardi & Lombardi, P.A. and its Defined Benefit Pension Plan have been added as filing persons and have executed Amendment No. 3 to the Schedule 13E-3. They are included in the definition of "Continuing Stockholders" in

     Page 2 of 3                                              March 7, 2005

     the Proxy Statement and the effect of the Merger on each of them has been broken out under "Certain Effects of the Merger".

     #2 The discussion under "Reasons for and Recommendation of the Special Committee and the Board of Directors" commencing at page 23 has been modified to set forth the reasons the Lombardi Restaurant Group, Inc. ("Acquisition Co.") believes the transaction is fair, both substantively and procedurally, to the Public Stockholders.

     #3 The fact that oral advice was provided, but no opinion was provided to the Special Committee by the independent counsel is indicated on page 17 under "Special Factors - Events Leading to the Proposal for and the Acceptance of the Merger Offer." The staff has waived the requirement that independent counsel should be identified.

     REASONS FOR RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD

     #4 The last three bullet points of the FAVORABLE factors commencing at page 26 under this section have been inserted and cover going concern value, liquidation value and firm offers. Previous purchases by the Company and the Continuing Stockholders are set forth in "Special Factors - Interests of Certain Persons in the Merger - Stock Transactions."

     OPINION OF HOULIHAN LOKEY

     #5 We have been advised that the staff has now located the Houlihan Lokey presentation.

     #6 A new paragraph concerning the financial forecast provided to Houlihan Lokey in early calendar 2004 is now described under Houlihan Lokey's "Analyses" section at page 31.

     BOOK VALUE ANALYSIS

     #7 The Houlihan Lokey methodology concerning their book value analysis now has been modified and explained under "Book Value Analyses" in the Houlihan Lokey opinion section at page 34.

     EFFECTS OF THE MERGER

     #8 Two new tables have been inserted under "Certain Effects of the Merger" at page 39 indicating the interest of EACH Continuing Stockholder before and after the Merger in the Company's net earnings, net book value and net tangible book value.

     Page 3 of 3                                              March 7, 2005

     CAUTIONARY STATEMENTS

     #9 The references in the section at page 53 to "various provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934 have been deleted.

     OTHER

     The acknowledgment statement of each filing person is included in the filing.


                                            Very truly yours,





                                            Roger A. Tolins

                                                                   March 4, 2005

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

                Re:    Chefs International, Inc.
                       Amendment No. 2 to Schedule 13E-3 filed February 18, 2005 File No. 005-20011
                       Amendment No.1 to Schedule 14A filed February 18, 2005 File No. 001-08513

Ladies and Gentlemen:

         The undersigned, (the "Filing Person") hereby acknowledges receipt of the letter of comments dated March 1, 2005 from the staff of the Securities and Exchange Commission (the "Commission") with respect to the above filings. In connection with the Company's filings and submissions in response to the letter of comments, the Filing Person hereby acknowledges that:

     o the undersigned, as a Filing Person is responsible for the adequacy and accuracy of the disclosure in the filings concerning the undersigned;

     o staff comments or changes to disclosure in response to staff comments in the filings reviewed by the staff do not foreclose the Commission from taking any action with respect to the filings; and

     o the undersigned may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

                                            Very truly yours,

                                            CHEFS INTERNATIONAL, INC.





                                            By /s/ Robert M. Lombardi
                                               ---------------------------------
                                                   Robert M. Lombardi
                                                   President

                                                                   March 4, 2005

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

          Re:    Chefs International, Inc.
                 Amendment No. 2 to Schedule 13E-3 filed February 18, 2005 File No. 005-20011
                 Amendment No.1 to Schedule 14A filed February 18, 2005 File No. 001-08513

Ladies and Gentlemen:

         The undersigned, (the "Filing Person") hereby acknowledges receipt of the letter of comments dated March 1, 2005 from the staff of the Securities and Exchange Commission (the "Commission") with respect to the above filings. In connection with the Company's filings and submissions in response to the letter of comments, the Filing Person hereby acknowledges that:

     o the undersigned, as a Filing Person is responsible for the adequacy and accuracy of the disclosure in the filings concerning the undersigned;

     o staff comments or changes to disclosure in response to staff comments in the filings reviewed by the staff do not foreclose the Commission from taking any action with respect to the filings; and

     o the undersigned may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

                                            Very truly yours,




                                            By /s/ Joseph S. Lombardi
                                               ---------------------------------
                                                   Joseph S. Lombardi

                                                                   March 4, 2005

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

               Re:    Chefs International, Inc.
                      Amendment No. 2 to Schedule 13E-3 filed February 18, 2005 File No. 005-20011
                      Amendment No.1 to Schedule 14A filed February 18, 2005 File No. 001-08513

Ladies and Gentlemen:

         The undersigned, (the "Filing Person") hereby acknowledges receipt of the letter of comments dated March 1, 2005 from the staff of the Securities and Exchange Commission (the "Commission") with respect to the above filings. In connection with the Company's filings and submissions in response to the letter of comments, the Filing Person hereby acknowledges that:

     o the undersigned, as a Filing Person is responsible for the adequacy and accuracy of the disclosure in the filings concerning the undersigned;

     o staff comments or changes to disclosure in response to staff comments in the filings reviewed by the staff do not foreclose the Commission from taking any action with respect to the filings; and

     o the undersigned may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

                                            Very truly yours,

                                            Lombardi & Lombardi, P.A.
                                            Defined Benefit Pension Plan




                                            By /s/ Michael F. Lombardi
                                               ---------------------------------
                                                   Michael F. Lombardi

                                                                   March 4, 2005

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

                Re:    Chefs International, Inc.
                       Amendment No. 2 to Schedule 13E-3 filed February 18, 2005 File No. 005-20011
                       Amendment No.1 to Schedule 14A filed February 18, 2005 File No. 001-08513

Ladies and Gentlemen:

         The undersigned, (the "Filing Person") hereby acknowledges receipt of the letter of comments dated March 1, 2005 from the staff of the Securities and Exchange Commission (the "Commission") with respect to the above filings. In connection with the Company's filings and submissions in response to the letter of comments, the Filing Person hereby acknowledges that:

     o the undersigned, as a Filing Person is responsible for the adequacy and accuracy of the disclosure in the filings concerning the undersigned;

     o staff comments or changes to disclosure in response to staff comments in the filings reviewed by the staff do not foreclose the Commission from taking any action with respect to the filings; and

     o the undersigned may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

                                            Very truly yours,

                                            Lombardi & Lombardi, P.A.




                                            By /s/ Michael F. Lombardi
                                               ---------------------------------
                                                   Michael F. Lombardi

                                                                   March 4, 2005

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

           Re:    Chefs International, Inc.
                  Amendment No. 2 to Schedule 13E-3 filed February 18, 2005 File No. 005-20011
                  Amendment No.1 to Schedule 14A filed February 18, 2005 File No. 001-08513

Ladies and Gentlemen:

         The undersigned, (the "Filing Person") hereby acknowledges receipt of the letter of comments dated March 1, 2005 from the staff of the Securities and Exchange Commission (the "Commission") with respect to the above filings. In connection with the Company's filings and submissions in response to the letter of comments, the Filing Person hereby acknowledges that:

     o the undersigned, as a Filing Person is responsible for the adequacy and accuracy of the disclosure in the filings concerning the undersigned;

     o staff comments or changes to disclosure in response to staff comments in the filings reviewed by the staff do not foreclose the Commission from taking any action with respect to the filings; and

     o the undersigned may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

                                            Very truly yours,




                                            By /s/ Michael F. Lombardi
                                               ---------------------------------
                                                   Michael F. Lombardi

                                                                   March 4, 2005

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

          Re:    Chefs International, Inc.
                 Amendment No. 2 to Schedule 13E-3 filed February 18, 2005 File No. 005-20011
                 Amendment No.1 to Schedule 14A filed February 18, 2005 File No. 001-08513

Ladies and Gentlemen:

         The undersigned, (the "Filing Person") hereby acknowledges receipt of the letter of comments dated March 1, 2005 from the staff of the Securities and Exchange Commission (the "Commission") with respect to the above filings. In connection with the Company's filings and submissions in response to the letter of comments, the Filing Person hereby acknowledges that:

     o the undersigned, as a Filing Person is responsible for the adequacy and accuracy of the disclosure in the filings concerning the undersigned;

     o staff comments or changes to disclosure in response to staff comments in the filings reviewed by the staff do not foreclose the Commission from taking any action with respect to the filings; and

     o the undersigned may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

                                            Very truly yours,

                                            By /s/ Robert M. Lombardi
                                               ---------------------------------
                                                   Robert M. Lombardi

                                                                   March 4, 2005

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

           Re:    Chefs International, Inc.
                  Amendment No. 2 to Schedule 13E-3 filed February 18, 2005 File No. 005-20011
                  Amendment No.1 to Schedule 14A filed February 18, 2005 File No. 001-08513

Ladies and Gentlemen:

         The undersigned, (the "Filing Person") hereby acknowledges receipt of the letter of comments dated March 1, 2005 from the staff of the Securities and Exchange Commission (the "Commission") with respect to the above filings. In connection with the Company's filings and submissions in response to the letter of comments, the Filing Person hereby acknowledges that:

     o the undersigned, as a Filing Person is responsible for the adequacy and accuracy of the disclosure in the filings concerning the undersigned;

     o staff comments or changes to disclosure in response to staff comments in the filings reviewed by the staff do not foreclose the Commission from taking any action with respect to the filings; and

     o the undersigned may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

                                            Very truly yours,




                                            By /s/ Matthew Maschler
                                              ----------------------------------
                                                   Matthew Maschler

                                                                   March 4, 2005

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

           Re:    Chefs International, Inc.
                  Amendment No. 2 to Schedule 13E-3 filed February 18, 2005 File No. 005-20011
                  Amendment No.1 to Schedule 14A filed February 18, 2005 File No. 001-08513

Ladies and Gentlemen:

         The undersigned, (the "Filing Person") hereby acknowledges receipt of the letter of comments dated March 1, 2005 from the staff of the Securities and Exchange Commission (the "Commission") with respect to the above filings. In connection with the Company's filings and submissions in response to the letter of comments, the Filing Person hereby acknowledges that:

     o the undersigned, as a Filing Person is responsible for the adequacy and accuracy of the disclosure in the filings concerning the undersigned;

     o staff comments or changes to disclosure in response to staff comments in the filings reviewed by the staff do not foreclose the Commission from taking any action with respect to the filings; and

     o the undersigned may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

                                            Very truly yours,




                                            By /s/ Anthony M. Lombardi
                                               ---------------------------------
                                                   Anthony M. Lombardi

                                                                   March 4, 2005

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

         Re:    Chefs International, Inc.
                Amendment No. 2 to Schedule 13E-3 filed February 18, 2005 File No. 005-20011
                Amendment No.1 to Schedule 14A filed February 18, 2005 File No. 001-08513

Ladies and Gentlemen:

         The undersigned, (the "Filing Person") hereby acknowledges receipt of the letter of comments dated March 1, 2005 from the staff of the Securities and Exchange Commission (the "Commission") with respect to the above filings. In connection with the Company's filings and submissions in response to the letter of comments, the Filing Person hereby acknowledges that:

     o the undersigned, as a Filing Person is responsible for the adequacy and accuracy of the disclosure in the filings concerning the undersigned;

     o staff comments or changes to disclosure in response to staff comments in the filings reviewed by the staff do not foreclose the Commission from taking any action with respect to the filings; and

     o the undersigned may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

                                            Very truly yours,




                                            By /s/ Stephen F. Lombardi
                                               ---------------------------------
                                                   Stephen F. Lombardi

                                                                   March 4, 2005

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

         Re:    Chefs International, Inc.
                Amendment No. 2 to Schedule 13E-3 filed February 18, 2005 File No. 005-20011
                Amendment No.1 to Schedule 14A filed February 18, 2005 File No. 001-08513

Ladies and Gentlemen:

         The undersigned, (the "Filing Person") hereby acknowledges receipt of the letter of comments dated March 1, 2005 from the staff of the Securities and Exchange Commission (the "Commission") with respect to the above filings. In connection with the Company's filings and submissions in response to the letter of comments, the Filing Person hereby acknowledges that:

     o the undersigned, as a Filing Person is responsible for the adequacy and accuracy of the disclosure in the filings concerning the undersigned;

     o staff comments or changes to disclosure in response to staff comments in the filings reviewed by the staff do not foreclose the Commission from taking any action with respect to the filings; and

     o the undersigned may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

                                            Very truly yours,




                                            By /s/ Lee Maschler
                                               ---------------------------------
                                                   Lee Maschler

                                                                   March 4, 2005

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

          Re:    Chefs International, Inc.
                 Amendment No. 2 to Schedule 13E-3 filed February 18, 2005 File No. 005-20011
                 Amendment No.1 to Schedule 14A filed February 18, 2005 File No. 001-08513

Ladies and Gentlemen:

         The undersigned, (the "Filing Person") hereby acknowledges receipt of the letter of comments dated March 1, 2005 from the staff of the Securities and Exchange Commission (the "Commission") with respect to the above filings. In connection with the Company's filings and submissions in response to the letter of comments, the Filing Person hereby acknowledges that:

     o the undersigned, as a Filing Person is responsible for the adequacy and accuracy of the disclosure in the filings concerning the undersigned;

     o staff comments or changes to disclosure in response to staff comments in the filings reviewed by the staff do not foreclose the Commission from taking any action with respect to the filings; and

     o the undersigned may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

                                            Very truly yours,

                                            Lombardi Restaurant Group, Inc.




                                            By /s/ Robert M. Lombardi
                                               ---------------------------------
                                                   Robert M. Lombardi, Chairman